EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Sollensys Enters into Merger Agreement to Acquire Celerit

PALM BAY, FL / ACCESSWIRE / October 29, 2021 / Sollensys Corp (OTC:SOLS) (“Sollensys”), one of the first major cybersecurity companies built on blockchain technology, has entered into a merger agreement for the acquisition of Celerit Corporation and Celerit Solutions Corporation (together, “Celerit”), an IT services business with a world class customer success department serving the financial sector since 1985. The merger, and certain associated real estate purchases from Celerit affiliates, are expected to further Sollensys’ mission to create a safe and immutable environment, in conjunction with Celerit, for the future of banking. The merger and related real estate purchases are expected to close within the next 60 days.

Sollensys believes that the anticipated Celerit acquisition will accelerate Sollensys’ ability to integrate cybersecurity recovery into banking, one of our most important foundational and critical sectors.

“The proposed Celerit acquisition fits into Sollensys’ strategy to end cybercrimes by making it impossible for cybercriminals to hold hostage or corrupt a single usable piece of data in the banking industry,” said Sollensys CEO, Don Beavers. “At closing, Sollensys will acquire the Celerit team, as well as industry expertise, IP, and assets. We believe this will provide banking institutions with critical protection, so that their customers can confidentially and safely expand into the future.”

Celerit is headquartered in Little Rock, Arkansas. Celerit has built and maintained IT services for financial institutions ranging from $50 million to $50+ billion across the nation over the last 30 years.

“Our goal has always been to safeguard our banking clients’ mission critical digital information,” said Celerit CEO, Terry Rothwell. “We believe that the proposed transaction will allow us to give our clients the assurance they will always have an immutable or uncorrupted copy of their mission critical data.  Banking is in the crosshairs of cyber hackers and Don Beavers has reimagined blockchain technology to safeguard all digital assets and transactions. Banking doesn’t need this in the future, they needed it yesterday.”

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About Sollensys

Sollensys Corp is a math, science, technology, and engineering solutions company offering products that ensure its clients' data integrity through collection, storage, and transmission. Our innovative flagship product is the Blockchain Archive Server, a turn-key, off-the-shelf, blockchain solution that works with virtually any hardware and software combinations currently used in commerce, without the need to replace or eliminate any part of the client's data security that is being utilized. The company recently introduced our second product offering-the Regional Service Center, which offers small businesses the same state of the art technology previously available only to large or very well-funded companies.

Headquartered in Palm Bay, Florida, the Company's primary product is the Blockchain Archive Server-a turn-key, off-the-shelf, blockchain solution that works with virtually any hardware and software combinations currently used in commerce, without the need to replace or eliminate any part of the client's data security that is being utilized.

The Blockchain Archive Server encrypts, fragments, and distributes data across thousands of secure nodes every day, which makes it virtually impossible for hackers to compromise. Using blockchain technology, the Blockchain Archive Server maintains a redundant, secure, and immutable backup of data. Redundant backups and the blockchain work together to assure not only the physical security of the database but also the integrity of the information held within.

The Blockchain Archive Server protects client data from “ransomware”-malicious software that infects your computer and displays messages demanding a fee to be paid in order for your system to work again. Blockchain technology is a leading-edge tool for data security, providing an added layer of security against data loss due to all types of software specifically designed to disrupt, damage, or gain unauthorized access to a computer system (i.e., malware).

Uniquely, the Blockchain Archive Server is a turn-key solution that can stand alone or seamlessly integrate into an existing data infrastructure to quickly recover from a cyber-attack. The Blockchain Archive Server is a server that comes pre-loaded with the blockchain-powered cybersecurity software, which can be delivered, installed, and integrated into a client's computer systems with ease.

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FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements.” These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause Sollensys’ actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others such as, but not limited to economic conditions, changes in the laws or regulations, demand for Sollensys’ products and services, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this press release.

Media Contact:

Julie Rieger

CMO

julie@sollensys.com

415-420-1100

www.Sollensys.com

https://business.facebook.com/Sollensys

https://linkedin.com/company/sollensys-corp

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